Catalyst Funds

Amendment Number 2 to the Management Services Agreement

This Amendment Number 2, dated August 31, 2011 to the Management Services Agreement ("Agreement") dated February 16, 2011 between the Mutual Fund Series Trust (formerly known as Catalyst Funds), an Ohio Business Trust and Abbington Capital Group LLC (“ACG”), a Limited Liability Company duly organized under the laws of the State of Delaware, is adopted to provide the following:

Exhibit A of the Agreement is hereby amended to provide for the addition of the:

Delux All Cap Stock Fund

All portions of the Agreement not specifically amended herein shall remain in full force and effect.

Mutual Fund Series Trust

_________________________

Name:

Title:

Abbington Capital Group LLC

_________________________

Jerry Szilagyi, President

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